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                                    EXHIBIT "99.1"


                    Pacific Rehabilitation & Sports Medicine, Inc.
                                      Suite 190
                                8100 NE Parkway Drive
                                 Vancouver, WA  98662

NEWS RELEASE                                Contact:  Bill Barancik
------------                                          President and Chief
FOR IMMEDIATE RELEASE                                 Executive Officer
                                                      or
                                                      William A. Norris
                                                      Executive VP-Finance
                                                      Pacific Rehabilitation &
                                                         Sports Medicine, Inc.
                                                      (360) 260-8130


            PACIFIC REHAB APPOINTS SENIOR VICE PRESIDENT - GENERAL COUNSEL
                          AND DISCUSSES EARNINGS PROJECTIONS

Vancouver, Washington (September 16, 1996) -- Pacific Rehabilitation &
Sports Medicine, Inc. (Nasdaq: PRHB) today announced that the Company's outside general counsel, Michael McArthur-Phillips of Garvey, Schubert & Barer, had agreed to join the Company as Senior Vice President - General Counsel and Secretary. Mr. Bill Barancik, the Company's President and Chief Executive Officer stated, "We are pleased to have Mike join us as a member of the executive team. Mike has represented the Company for three years from its initial public offering through all of the Company's acquisitions since that time, and has been primarily responsible for the Company's ongoing corporate and securities compliance."

The Company also announced that it was expecting earnings per share in the range of $0.09 to $0.10 for the six month second half of 1996. For the year 1997, the Company said it was expecting from current operations earnings per share in the range of $0.32. Earnings will be higher if the Company is able to successfully consummate a number of acquistions. In this regard, the Company has engaged the investment banking firm of Shipley Raidy Capital Partners, LP to pursue a private placement of debt that will provide capital to be used for strategic acquisitions and working capital purposes. These earnings per share amounts are exclusive of any restructuring or other extraordinary charges and are based on approximately the same number of equivalent shares outstanding.
Mr. Barancik stated, "I have been with the Company five months. During that time, I have had the opportunity to spend time at the Company's clinics and to get acquainted with many of the Company's employees. These visits have given me a lot of optimism about the Company and its future. As you know, in recent months we have closed and consolidated some operations in Hawaii and, as we have previously indicated, more reorganizations and consolidation of clinics in additional markets such as Texas and California may be necessary as we take actions to increase our profitability. Since May, the Company, starting at the individual clinic level, has gone through an exhaustive budgeting process designed to identify areas where revenue can be increased and costs can be reduced. As


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a result of that process, I now have a much greater degree of confidence in our internal projections than when I arrived. I believe this budgeting process and resulting confidence are significant milestones for the Company. Of course, a number of factors and events, many of which we have limited or no control over, may impact our projections. Nonetheless, I believe that the Company will earn in the range of $0.09 to $0.10 per share in the second half of 1996 and in the range of $0.32 per share in 1997, exclusive of any acquisitions or any restructuring or other extraordinary charges and based on approximately the same number of shares."

Pacific Rehab provides outpatient physical therapy services at 70 outpatient rehabilitation clinics in Washington, Oregon, California, Hawaii, Nevada, Arizona, Texas, Mississippi, Florida, and Maryland.

FORWARD LOOKING STATEMENTS. The foregoing information contains forward-looking information about the Company, including those that relate to the Company's projected earnings for the periods indicated. These forward-looking statements are based upon certain assumptions and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. Important factors to consider, many of which are beyond the Company's control, in evaluating such forward-looking statements, include the assumptions that (i) the Company will not experience unanticipated working capital or other cash requirements; (ii) the outpatient rehabilitation market will continue to grow and consolidate, the Company will be able to consummate a limited number of strategic acquisitions on favorable terms, and such acquisitions will have a positive impact on results of operations; (iii) managed care organizations will continue to grow and control more patient referrals, such organizations will continue to demand that providers of outpatient rehabilitation services have a regional presence, and the Company will continue to be able to retain existing contracts and obtain new contracts with managed care organizations; (iv) changes in federal and state legislation and regulations will not further adversely impact the ability of physicians to refer patients to the Company's clinics; (v) reimbursement and utilization rates for the Company's therapy services will not be significantly reduced; (vi) the Company's marketing efforts will continue to be successful; (vii) the Company will be able to comply with the terms and conditions of its credit facility and be able to renew or replace its credit facility upon expiration on favorable terms; and (viii) additional debt or equity capital, if needed, will be available and on terms acceptable to the Company. Investors are directed to the Company's Annual Report on Form 10-K (as amended by Amendment No. 2 on Form 10-K/A filed July 11, 1996) for the year ended December 31, 1995, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, the Company's Registration Statement on Form S-3 (Reg. No. 333-306), and the Company's Current Reports on Form 8-K dated April 2, April 15, July 1 and July 17, 1996, all of which are available without charge from the Company, for a more complete description of the risks and uncertainties relating to the Company.